UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported):  July 25, 2012

PIONEER POWER SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-155375	27-1347616
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Kelby Street, 9th Floor Fort Lee, New Jersey 07024
(Address of principal executive offices)

(212) 867-0700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 25, 2012, Nexus Magneticos de Mexico, S. de R.L. de C.V. (“Nexus”), an indirect wholly owned subsidiary of Pioneer Power Solutions, Inc. (“Pioneer”), and GE CF Mexico, S.A. de C.V. (“GE Capital Mexico”) entered into a Term Loan Agreement (the “Loan Agreement”), which provided Nexus with a $1,652,805 line of credit secured by certain fixed assets (the “GE Facility”). At the closing, the full amount of $1,652,805, less an initiation commission of $16,528.05, a pledge of cash in the amount of $162,280.05 and certain fees and expenses, was advanced to Nexus under the GE Facility (the “Loan Advance”) in exchange for a promissory note in the principal amount of $1,652,805. Immediately upon receiving the Loan Advance, Nexus made an intercompany loan in a principal amount equal to the Loan Advance to Jefferson Electric, Inc. (“Jefferson”), a wholly owned subsidiary of Pioneer and the controlling stockholder of Nexus. Jefferson, in turn, used the intercompany loan proceeds to repay a portion of its outstanding secured indebtedness owed to Johnson Bank, pursuant to a Loan and Security Agreement, originally entered into on January 2, 2008, as subsequently amended to date (the “Johnson Loan Agreement”). Specifically, the net proceeds were used by Jefferson to repay the full principal and accrued interest amount outstanding on its Term Note of $1,059,654.18, as well as $338,180.35 of the outstanding balance on its Revolver Note, both originally issued pursuant to the Johnson Loan Agreement.

The Loan Advance is payable to GE Capital Mexico in 60 consecutive monthly amortizing payments. The Loan Advance may be prepaid by Nexus in increments of at least $100,000, subject to early prepayment fees of (i) 3% of the amount of the Loan Advance being prepaid in the event such prepayment occurs within the first year following the date of the Loan Agreement, (ii) 2% of the amount of the Loan Advance being prepaid in the event such prepayment occurs within the second year following the date of the Loan Agreement, (iii) 1% of the amount of the Loan Advance being prepaid in the event such prepayment occurs within the third year following the date of the Loan Agreement and (iv) 0.5% of the amount of the Loan Advance being prepaid in the event such prepayment occurs within the first year following the date of the Loan Agreement. In connection with any prepayments, Nexus is also required to pay GE Capital Mexico the difference between the net present value of the outstanding balance of the amortizations of principal and interest of the Loan Advance at the LIBOR rate at the time the prepayment is made and the net present value of the outstanding balance of the amortizations of principal and interest of the Loan Advance at the LIBOR rate on the date of funding. All unpaid accrued interest associated with any principal amount being prepaid must be paid to GE Capital Mexico at the time of the prepayment.

The unpaid principal bears interest, payable monthly, at a rate of 6.93% per annum.

The Loan Agreement contains customary representations and warranties, affirmative and negative covenants and events of default, including covenants that restrict Nexus’ ability to create certain liens, incur additional liabilities, make certain types of investments, engage in mergers, consolidations, significant asset sales and affiliate transactions, pay dividends, redeem or repurchase outstanding equity and make capital expenditures.

The obligations of Nexus under the Loan Agreement are secured by (i) a pledge of cash in the amount of $165,280.50, (ii) a Trust Agreement, pursuant to which Nexus and Jefferson transferred title to substantially all of their equipment and machinery assets located in Mexico to Banco Invex, Sociedad Anónima, Institución de Banca Múltiple, Invex Grupo Financiero, Fiduciario, as trustee, to serve as security for all of Nexus’ obligations under the Loan Agreement and (iii) a Corporate Guaranty by Pioneer of all of Nexus’ obligations under the Loan Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER POWER SOLUTIONS, INC.

Date: July 31, 2012	By:	/s/ Andrew Minkow
Name: Andrew Minkow Title: Chief Financial Officer